Exhibit 99.1

IDT Corporation Reports Third Quarter Fiscal Year 2020 Results

NEWARK, NJ — June 4, 2020: IDT Corporation (NYSE: IDT) reported net income per diluted share of $0.02 and Non-GAAP earnings per diluted share* of $0.08 on revenue of $321.3 million for the third quarter of FY 2020, the three months ended April 30, 2020.

3Q FY20 HIGHLIGHTS

(Results are for 3Q20 and are compared to 3Q19)

●	In response to the COVID-19 pandemic, IDT employees world-wide safely transitioned to work from home.

●	COVID-19 had a mixed financial impact during the quarter with BOSS Revolution customers making longer phone calls, sending an increased number of mobile top-ups, and executing more money remittances online. Conversely, sales originating through retailers and channel partners slowed in March and April before beginning to rebound after the quarter close. Carrier Services revenue was impacted by the closure of corporate offices and the decline of commerce globally.

●	Consolidated revenue decreased 5.8% to $321.3 million. Declines in Carrier Services and BOSS Revolution Calling revenue were partially offset by increased sales of Mobile Top-Up and revenue generated by IDT’s growth initiatives.

●	Consolidated revenue-less-direct-cost-of-revenue increased 6.9% to $62.5 million, the third consecutive year-over-year quarterly increase. IDT’s higher-margin growth initiatives have been contributing a steadily increasing share of consolidated revenue, and the resulting increase in their margin contribution has more than offset the declining contribution of IDT’s lower-margin core offerings.

●	net2phone-UCaaS seats increased 54% to 137,000 as of April 30, 2020 as subscription revenue increased 34.6% to $7.7 million. During the quarter, net2phone introduced an integration of its cloud communications offering with Microsoft Teams and a secure video conferencing solution, Huddle (in beta).

●	BOSS Revolution Money Transfer revenue increased 94.6% to $11.8 million on increased transaction volumes and favorable foreign exchange market conditions.

●	NRS served 8,800 active retailers on April 30, 2020, an increase from 7,200 a year earlier. NRS’ revenue increased 87.9% to $2.9 million.

REMARKS BY SHMUEL JONAS, CEO

“Our team did an incredible job of rapidly transitioning to work from home, and we did not miss a beat during this terrible pandemic. I want to especially thank and recognize our frontline salespeople and delivery teammates for continuing to serve our retailers and channel partners throughout this challenging time.

“Results for the quarter were highlighted by the resilience of our business and by the increased contribution from our higher margin growth initiatives that more than offset the decrease in contribution from our lower margin core offerings.

“Across all of our businesses, we are very focused on adapting to meet the evolving needs of our customers as the pandemic plays out. Our team has done a very good job being responsive and meeting the challenge thus far. However, we remain mindful that current economic conditions, if enduring, will create additional hardship for many of our customers over the coming months.”

CONSOLIDATED RESULTS

Results (in millions, except EPS)	3Q20	2Q20	3Q19	3Q20 - 3Q19 change (%/$)
Revenue	$321.3	$323.9	$341.3	(5.8)%
Direct cost of revenue	$258.8	$262.7	$282.8	(8.5)%
Revenue less direct cost of revenue	$62.5	$61.2	$58.5	+6.9%
Revenue less direct cost of revenue as a percentage of revenue*	19.4%	18.9%	17.1%	+230 bps
SG&A expense	$52.6	$53.8	$49.5	+6.3%
Depreciation and amortization	$5.2	$5.2	$5.5	(5.2)%
Severance expense	$0.6	$0.5	$0.6	+8.8%
Other operating expense, net	$0.2	$0.4	$2.4	$(2.2)
Income from operations	$3.8	$1.3	$0.4	+$3.4
Adjusted EBITDA*	$9.9	$7.4	$8.9	+$1.0
Net income attributable to IDT	$0.5	$0.9	$2.2	$(1.7)
Diluted earnings per share	$0.02	$0.04	$0.08	$(0.06)
Non-GAAP net income *	$2.0	$2.9	$5.2	$(3.2)
Non-GAAP earnings per diluted share*	$0.08	$0.11	$0.20	$(0.12)

*Throughout this release, Non-GAAP earnings per diluted share, Adjusted EBITDA, and Non-GAAP net income for all periods presented are Non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s results in accordance with GAAP. Revenue less direct cost of revenue as a percentage of revenue is a key performance metric. Please refer to the Reconciliation of Non-GAAP Financial Measures and Explanation of Key Performance Metric at the end of this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measure.

RESULTS BY SEGMENT

(Results are for 3Q20 and are compared to 3Q19)

Telecom & Payment Services (TPS)

IDT’s TPS segment accounted for 96.1% and 96.4% of IDT’s consolidated revenue in 3Q20 and 3Q19, respectively. The segment includes Core and Growth verticals:

Core includes IDT’s three largest communications and payments offerings by revenue: BOSS Revolution Calling, an international long-distance calling service marketed primarily to immigrant communities in the U.S.; Carrier Services, which provides international long-distance termination and outsourced traffic management solutions to telecoms worldwide; and Mobile Top-Up, which enables customers to transfer airtime and bundles of airtime, messaging and data credits to mobile accounts internationally and domestically. Core also includes smaller communications and payments offerings, many in harvest mode.

Growth primarily comprises National Retail Solutions (NRS), which operates a point-of-sale (POS), terminal-based network for independent retailers, and BOSS Revolution Money Transfer, an international money remittance service for customers in the U.S.

net2phone

IDT’s net2phone segment accounted for 3.9% and 3.6% of IDT’s consolidated revenue in 3Q20 and 3Q19, respectively. The segment comprises two verticals:

net2phone-UCaaS, a unified cloud communications service for businesses in North and South America and certain other international markets.

net2phone-Platform Services provides telephony services to cable operators and other businesses by leveraging a common technology platform.

Revenue in 3Q20 and comparative periods for all verticals and for the most significant core offerings is provided in the following chart:

Revenue by Segment and Vertical (in millions)	3Q20	2Q20	3Q19	3Q20-3Q19 change
TPS
Core	$294.1	$301.2	$321.2	(8.4)%
BOSS Revolution Calling	$111.5	$112.8	$120.5	(7.4)%
Carrier Services	$87.3	$101.7	$121.0	(27.8)%
Mobile Top-Up	$85.1	$75.8	$67.6	+26.0%
Other	$10.1	$11.0	$12.2	(17.0)%
Growth	$14.7	$9.8	$7.7	+92.0%
Total TPS	$308.8	$311.0	$328.8	(6.1)%
net2phone
net2phone-UCaaS	$8.1	$7.9	$6.7	+22.3%
net2phone-Platform Services	$4.4	$5.0	$5.8	(23.5)%
Total net2phone	$12.5	$12.9	$12.4	+1.0%

Segment level financial results are summarized in the following chart:

Results by Segment	TPS			net2phone
(in millions)	3Q20	2Q20	3Q19	3Q20	2Q20	3Q19
Revenue	$308.8	$311.0	$328.8	$12.5	$12.9	$12.4
Direct cost of revenue	$256.0	$259.8	$279.4	$2.9	$2.9	$3.3
Revenue less direct cost of revenue	$52.8	$51.2	$49.4	$9.7	$10.0	$9.1
SG&A expense	$39.2	$40.6	$38.1	$11.1	$10.9	$9.0
Depreciation and amortization	$3.1	$2.9	$4.2	$2.1	$2.2	$1.4
Severance expense	$0.6	$0.5	$0.6	-	-	-
Other operating expense, net	-	-	$2.3	$0.4	$0.2	-
Income (loss) from operations	$9.9	$7.1	$4.2	$(3.9)	$(3.3)	$(1.3)
Adjusted EBITDA*	$13.7	$10.6	$11.3	$(1.5)	$(0.8)	$0.1

TPS Segment Takeaways:

●	The decrease in revenue from TPS’ core offerings continue to reflect long-term secular headwinds in the paid minute calling market. Revenue decreases from BOSS Revolution Calling and Carrier Services were partially offset by increased Mobile Top-Up sales.

●	The increase in BOSS Revolution Money Transfer revenue was driven by increased transaction volumes and favorable foreign exchange market conditions.

●	The increase in NRS revenue was driven by growth in monthly subscription fees, advertising sales and an increase in credit card processing customers. NRS increased the number of POS terminals active in its network as of April 30, 2020 to approximately 8,800 from 7,200 a year earlier.

●	The increase in revenue less direct cost of revenue was driven primarily by contributions from BOSS Revolution Money Transfer, as well as Mobile Top-Up and NRS, which together more than offset declines in other core offerings. The rise in BOSS Revolution Money Transfer contribution resulted from increased transaction volumes and increased foreign exchange revenue derived, in part, from strategies leveraging the strengthened US dollar and other transient exchange market conditions.

net2phone Segment Takeaways:

●	net2phone-UCaaS revenue increased 22.3% to $8.1 million, led by growth in international and US markets, partially offset by strengthening of the US dollar compared to local currencies in key overseas markets served by net2phone-UCaaS. Subscription revenue (exclusive of equipment sales) increased 34.6% to $7.7 million;

●	net2phone’s cloud communications offering served 137,000 seats as of April 30, 2020, exclusive of a small number of seats acquired via the RingSouth acquisition in 2Q20, compared to 89,000 a year earlier and 123,000 as of January 31, 2020. Customer base growth slowed in the second half of the quarter, as sales became increasingly difficult as the pandemic spread in key markets.

NOTES ON FINANCIAL STATEMENTS

Consolidated results for all periods presented include corporate overhead. Corporate G&A expense decreased to $2.3 million in 3Q20 from $2.4 million in 3Q19.

As of April 30, 2020, IDT held $70.5 million in unrestricted cash, cash equivalents, debt securities and current equity investments. Current assets totaled $291.9 million and current liabilities totaled $308.5 million.

Net cash used in operating activities during 3Q20 was $47.4 million, including the impact of a $46.7 million decrease in customer deposits at IDT’s Gibraltar-based bank, compared to net cash provided by operating activities of $9.3 million in the year ago quarter, including a $4.1 million increase in customer deposits at the bank.

Capital expenditures were $4.2 million and $4.3 million in 3Q20 and 3Q19, respectively.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “Investors & Media” section of the IDT Corporation website (https://www.idt.net/investors-and-media) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM Eastern today with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-888-348-8417 (from US) or 1-412-902-4243 (international) and request the IDT Corporation call.

A replay of the conference call will be available approximately three hours after the call concludes through June 11, 2020. To access the replay, dial toll free 1-844-512-2921 (from US) or 1-412-317-6671 (international) and provide this replay number: 10144191. A replay will also be accessible via streaming audio at the IDT investor relations website.

ABOUT IDT:

IDT Corporation (NYSE: IDT) provides communications and payment services to individuals and businesses primarily through its Boss Revolution®, net2phone® and National Retail Solutions® brands. IDT’s wholesale carrier services business is a leading global carrier of international long-distance calls. For more information on IDT, please visit our website.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

IDT CORPORATION
CONSOLIDATED BALANCE SHEETS

	April 30, 2020	July 31, 2019
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$51,786	$80,168
Restricted cash and cash equivalents	114,667	177,031
Debt securities	12,948	2,534
Equity investments	5,716	5,688
Trade accounts receivable, net of allowance for doubtful accounts of $6,286 at April 30, 2020 and $5,444 at July 31, 2019	47,400	58,060
Prepaid expenses	32,713	20,276
Other current assets	26,686	24,704
Total current assets	291,916	368,461
Property, plant and equipment, net	30,436	34,355
Goodwill	12,566	11,209
Other intangibles, net	3,913	4,196
Equity investments	8,569	9,319
Operating lease right-of-use assets	10,307	—
Deferred income tax assets, net	1,795	4,589
Other assets	12,108	11,574
Total assets	$371,610	$443,703

Liabilities and equity
Current liabilities:
Trade accounts payable	$27,738	$37,077
Accrued expenses	118,065	127,834
Deferred revenue	37,808	42,479
Customer deposits	114,061	175,028
Other current liabilities	10,860	6,652
Total current liabilities	308,532	389,070
Operating lease liabilities	8,109	—
Other liabilities	1,366	1,076
Total liabilities	318,007	390,146
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at April 30, 2020 and July 31, 2019	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 25,961 and 25,803 shares issued and 24,975 and 24,895 shares outstanding at April 30, 2020 and July 31, 2019, respectively	260	258
Additional paid-in capital	276,928	273,313
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 986 and 908 shares of Class B common stock at April 30, 2020 and July 31, 2019, respectively	(52,217)	(51,739)
Accumulated other comprehensive loss	(7,138)	(4,858)
Accumulated deficit	(160,826)	(160,763)
Total IDT Corporation stockholders’ equity	57,040	56,244
Noncontrolling interests	(3,437)	(2,687)

Total equity	53,603	53,557

Total liabilities and equity	$371,610	$443,703

IDT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2020	2019	2020	2019
	(in thousands, except per share data)

Revenues	$321,336	$341,255	$985,425	$1,053,044
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	258,839	282,791	801,016	878,661
Selling, general and administrative (i)	52,630	49,518	159,853	150,970
Depreciation and amortization	5,239	5,524	15,718	16,881
Severance	602	553	1,714	553
Total costs and expenses	317,310	338,386	978,301	1,047,065
Other operating expense, net	(234)	(2,420)	(3,402)	(5,805)
Income from operations	3,792	449	3,722	174
Interest income, net	56	177	525	472
Other (expense) income, net	(2,144)	360	(1,360)	(494)
Income before income taxes	1,704	986	2,887	152
(Provision for) benefit from income taxes	(1,319)	1,471	(3,020)	(704)
Net income (loss)	385	2,457	(133)	(552)
Net loss (income) attributable to noncontrolling interests	133	(287)	70	(888)
Net income (loss) attributable to IDT Corporation	$518	$2,170	$(63)	$(1,440)

Earnings (loss) per share attributable to IDT Corporation common stockholders:
Basic	$0.02	$0.08	$(0.00)	$(0.06)
Diluted	$0.02	$0.08	$(0.00)	$(0.06)

Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	26,371	26,263	26,323	24,970
Diluted	26,506	26,263	26,323	24,970

(i) Stock-based compensation included in selling, general and administrative expenses	$810	$332	$3,341	$1,212

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended April 30,
	2020	2019
	(in thousands)
Operating activities
Net loss	$(133)	$(552)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	15,718	16,881
Deferred income taxes	2,912	699
Provision for doubtful accounts receivable	2,282	1,218
Stock-based compensation	3,341	1,212
Other	814	(700)
Change in assets and liabilities:
Trade accounts receivable	8,374	14,045
Prepaid expenses, other current assets and other assets	(13,080)	213
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(18,894)	(13,032)
Customer deposits at IDT Financial Services Limited (Gibraltar-based bank)	(67,273)	33,086
Deferred revenue	(4,704)	(5,716)
Net cash (used in) provided by operating activities	(70,643)	47,354
Investing activities
Capital expenditures	(11,861)	(13,724)
Payments for acquisitions, net of cash acquired	(450)	(5,526)
Purchases of debt securities and equity investments	(14,790)	(1,007)
Proceeds from maturities and sales of debt securities and redemptions of equity investments	4,317	6,312
Net cash used in investing activities	(22,784)	(13,945)
Financing activities
Distributions to noncontrolling interests	(680)	(1,187)
Proceeds from sale of Class B common stock to Howard S. Jonas	—	13,272
Repayment of other liabilities.	(449)	(635)
Proceeds from note payable	10,000	—
Repayment of note payable	(10,000)	—
Repayments of borrowings under revolving credit facility	(1,429)	(3,000)
Proceeds from borrowings under revolving credit facility	1,429	3,000
Proceeds from exercise of stock options	276	—
Repurchases of Class B common stock	(478)	(3,882)
Net cash (used in) provided by financing activities	(1,331)	7,568
Effect of exchange rate changes on cash, cash equivalents, and restricted cash and cash equivalents	4,012	(2,000)
Net (decrease) increase in cash, cash equivalents, and restricted cash and cash equivalents	(90,746)	38,977
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	257,199	203,197
Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$166,453	$242,174

Supplemental schedule of non-cash investing and financing activities
Liabilities incurred for acquisition	$375	$—

Howard S. Jonas’ advance payment used for sale of Class B common stock	$—	$1,500

Reconciliation of Non-GAAP Financial Measures for the

Third Quarter Fiscal 2020 and 2019 and Explanation of Key Performance Metric

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for 3Q20, 2Q20, and 3Q19, Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenue less direct cost of revenues and selling, general and administrative expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations, add depreciation and amortization, severance expense, and other operating expense, and deduct other operating gains.

IDT’s measure of non-GAAP net income starts with net income (loss) in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expense, net.

IDT’s measure of non-GAAP earnings per share is calculated by dividing non-GAAP net income by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2020 and fiscal 2019 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share measures provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or capitalized in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating expense, net, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share. Other operating expense, net includes legal fees related to Straight Path Communications Inc.’s stockholders’ putative class action and derivative complaint, expense for the indemnification of a net2phone cable telephony customer related to patent infringement claims brought against the customer, and accruals for non-income related taxes related to one of IDT’s foreign entities,. From time-to-time, IDT may incur costs related to non-routine legal and tax matters, however, these matters do not generally occur each quarter. IDT does not believe the gains or losses from these non-routine matters are components of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenue less direct cost of revenues and selling, general and administrative expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP earnings per share because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income (loss) for IDT on a consolidated basis, (b) for non-GAAP net income, net income (loss), and (c) for non-GAAP earnings per share, basic and diluted earnings (loss) per share.

Revenue less direct cost of revenue as a percentage of revenue is a financial metric that measures changes in our revenue relative to changes in direct cost of revenue during the same period. Revenue and direct cost of revenue in this metric are from IDT’s consolidated statements of operations in accordance with GAAP. Revenue less direct cost of revenue as a percentage of revenue is a ratio in which revenue less direct cost of revenue is the numerator and revenue are the denominator. It is useful for monitoring trends in the generation of revenue as well as for evaluating the net contribution of our revenue.

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions

	Total IDT Corporation	Telecom & Payment Services	net2phone	Corporate
Three Months Ended April 30, 2020 (3Q20)
Adjusted EBITDA	$9.9	$13.7	$(1.5)	$(2.3)
Subtract (Add):
Depreciation and amortization	5.2	3.1	2.1	-
Severance expense	0.6	0.6	-	-
Other operating expense (gain), net	0.2	-	0.4	(0.1)
Income (loss) from operations	3.8	$9.9	$(3.9)	$(2.2)
Interest income, net	0.1
Other expense, net	(2.1)
Income before income taxes	1.7
Provision for income taxes	(1.3)
Net income	0.4
Net loss attributable to noncontrolling interests	0.1
Net income attributable to IDT Corporation	$0.5

	Total IDT Corporation	Telecom & Payment Services	net2phone	Corporate
Three Months Ended January 31, 2020 (2Q20)
Adjusted EBITDA	$7.4	$10.6	$(0.8)	$(2.3)
Subtract:
Depreciation and amortization	5.2	2.9	2.2	-
Severance expense	0.5	0.5	-	-
Other operating expense, net	0.4	-	0.2	0.2
Income (loss) from operations	1.3	$7.1	$(3.3)	$(2.5)
Interest income, net	0.2
Other income, net	0.6
Income before income taxes	2.1
Provision for income taxes	(1.2)
Net income	0.9
Net loss attributable to noncontrolling interests	-
Net income attributable to IDT Corporation	$0.9

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom & Payment Services	net2phone	Corporate
Three Months Ended April 30, 2019 (3Q19)
Adjusted EBITDA	$8.9	$11.3	$0.1	$(2.4)
Subtract:
Depreciation and amortization	5.5	4.2	1.4	-
Severance expense	0.6	0.6	-	-
Other operating expense, net	2.4	2.3	-	0.1
Income (loss) from operations	0.4	$4.2	$(1.3)	$(2.5)
Interest income, net	0.2
Other income, net	0.4
Income before income taxes	1.0
Benefit from income taxes	1.5
Net income	2.5
Net income attributable to noncontrolling interests	(0.3)
Net income attributable to IDT Corporation	$2.2

IDT Corporation

Reconciliations of Net Income to Non-GAAP Net Income and Earnings per share to Non-GAAP Earnings per share

(unaudited) in millions, except per share data. Figures may not foot due to rounding to millions.

	3Q20	2Q20	3Q19

Net income	$0.4	$0.9	$2.5
Adjustments (add) subtract:
Stock-based compensation	(0.8)	(1.2)	(0.3)
Severance expense	(0.6)	(0.5)	(0.6)
Other operating expense, net	(0.2)	(0.4)	(2.4)
Total adjustments	(1.6)	(2.0)	(3.3)
Income tax effect of total adjustments	-	-	0.6
	1.6	2.0	2.7
Non-GAAP net income	$2.0	$2.9	$5.2

Earnings per share:
Basic	$0.02	$0.04	$0.08
Total adjustments	0.06	0.07	0.12
Non-GAAP - basic	$0.08	$0.11	$0.20

Weighted-average number of shares used in calculation of basic earnings per share	26.4	26.3	26.3

Diluted	$0.02	$0.04	$0.08
Total adjustments	0.06	0.07	0.12
Non-GAAP - diluted	$0.08	$0.11	$0.20

Weighted-average number of shares used in calculation of diluted earnings per share	26.5	26.5	26.3

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